Lease Agreement

Party A: Feng Shaoji
Party B: Shenzhen ORB-FT New Materials Co., Ltd.

Party A and Party B enter into this agreement based on friendly consultation in relation to leasing Party A’s property to Party B as office and warehouse. The property (hereinafter referred to as leasehold) hereunder is located at No.2-2, No.12 Building, Longtun Road, Liuzhou City. Both parties agree as following:

1.	Party A shall provide necessary household electrical appliance, furniture, and kitchen ware to Party B for use. The monthly rental is RMB1200, which may be adjusted based on the market price).

2.	The expense in associated with property management, TV, phone bills, water and electricity etc. shall be paid by Party B as per the actual cost.

3.	Method of payment: Party B transfers the aforesaid payment to Party A’s account.

4.
In the period of lease term, Party B shall comply with related law, manage the sanitation, and prevent the leasehold from fire and thieves. If Party B fails to comply, any loss caused herein shall be undertaken by Party B and Party A has the right to take back the property and terminate this agreement.

5.	Under the terms of this agreement, Party B shall deposit RMB1000 in Party A’s account as rental bond.

6.	If either party requests to terminate this agreement, he should notify the other party prior to a month.

7.	The lease term is one year dated from January 1st, 2011 to December 31st, 2011. The agreement shall be renewal and signed if both parties agree to continue the lease.

This agreement comes into effect after signature of both sides.

Date: January 1st, 2011

Party A (signature): Feng Shaoji

Party B: Shenzhen ORB-FT New Materials Co., Ltd.

Party A’s bank account No.: 2105 4598 0120 1334 037*
Bank name: Industrial and Commercial Bank of China Liuzhou Hexi Branch
Account name: Feng Shaoji